EXHIBIT 10.7

               [LETTERHEAD OF SPECTURM SCIENCES & SOFTWARE, INC.]

                                        91  Hill  Avenue
                                        Ft.  Walton  Beach,  FL  32547
                                        (850)  796-0909  -  FAX  (850)  796-0924



September 5,  2003


Internal  Revenue  Service
125  W.  Romana  St.,  Suite  300
Pensacola,  FL  32501

Attention:     Mr.  Gregory  Collier,  Revenue  Officer

Subject:     Payment  Schedule,  Spectrum  Sciences  &  Software


Dear  Mr.  Collier:

The purpose of this letter is to confirm the telephone discussions with you, Mr. Genovese and myself between the dates of approximately August 4, 2003 and August 26, 2003 and September 5, 2003. We have upheld all the terms of the previous proposal dated April 24, 2003 by making payments of $25,000 on April 24, 2003, and four payments of $5,000.00 on May 30, June 27, July 29 and September 5, 2003. These payments total $45,000. We requested that the monthly payment that was previously scheduled to increase in September to $10,000 a month, remain at $5,000 a month. You have stated that you are recommending to the IRS that this monthly payment schedule of $5,000 a month continue until the debt is satisfied. We understand that if we are unable to satisfy the payment obligations of this agreement with the Internal Revenue Service, the IRS may place a levy on our operating bank account funds in order to satisfy the debt, which may result in the termination of the business.

You advised us also that you would be recommending that the Internal Revenue Service waive approximately $38,000 in penalties. Could you please notify us as soon as the approval of that waiver is authorized?

Thank  you  for  your  assistance.


Sincerely,

/s/ Nancy Gontarek
-------------------------
Nancy  Gontarek
Chief  Financial  Officer


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